[On Chapman and Cutler LLP Letterhead]

January 23, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Calamos ETF Trust
Registration Statement on Form 8-A

Ladies and Gentlemen:

On behalf of the Calamos Antetokounmpo Global Sustainable Equities ETF (the “Fund”), a series of the Calamos ETF Trust (the “Trust”), we enclose herewith for filing pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, a Registration Statement of the Trust on Form 8-A covering the Fund’s common shares of beneficial interest $0.01 par value per share (the “Shares”).

On January 23, 2023, on behalf of the Fund, the Trust filed with the Securities and Exchange Commission a Registration Statement on Form N-1A (Registration Nos. 333-191151 and 811-22887) to register the Shares under the Securities Act of 1933, as amended.

The Shares are being listed on NYSE Arca, Inc. and, accordingly, a copy of the Fund’s preliminary prospectus which contains a description of the Shares has been transmitted for filing with NYSE Arca, Inc.

If you have any questions concerning this filing or require any additional information, please contact me at (312) 845-3273.

Very truly yours,

Chapman and Cutler llp

By	/s/ Morrison C. Warren
Morrison C. Warren

Enclosure

Securities and Exchange Commission
Washington, D.C.

Form 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Calamos ETF Trust
(Exact name of registrant as specified in its charter)
Delaware	See Exhibit 1
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2020 Calamos Court Naperville, Illinois	60563
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares of Beneficial Interest, $.01 par value per share, of Calamos Antetokounmpo Global Sustainable Equities ETF	NYSE Arca, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.--☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.--☐

Securities Act registration statement file number to which this form relates: 333-191151

Securities to be registered pursuant to Section 12(g) of the Act:

None
Title of Each Class to be Registered

Information Required in Registration Statement

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereunder are common shares of beneficial interest, $0.01 par value per share (the “Shares”), of the Calamos Antetokounmpo Global Sustainable Equities ETF (the “Fund”), a series of the Calamos ETF Trust (the “Registrant”). An application for listing of the Shares of the Fund has been filed with and approved by NYSE Arca, Inc. A description of the Shares is contained in the Fund’s prospectus, which is a part of Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A (Registration Nos. 333-191151 and 811-22887), filed with the Securities and Exchange Commission on January 23, 2023. Such description is incorporated by reference here.

Item 2.	Exhibits

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on NYSE Arca, Inc. and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Calamos ETF Trust

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
President

January 23, 2023

Exhibit 1

Fund	I.R.S. Employer Identification No.
Calamos Antetokounmpo Global Sustainable Equities ETF	88-4166679